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                                                              Exhibit (j)(1)(vi)


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Supplement Dated July 22, 2002 to the Prospectuses constituting parts of this Post-Effective Amendment No. 71 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated August 22, 2001, relating to the financial statements and financial highlights appearing in the June 30, 2001 Annual Reports to Shareholders of the Basic Value Fund (formerly the NFJ Value Fund of PIMCO
Funds: Multi-Manager Series) which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses.


PricewaterhouseCoopers LLP
Kansas City, Missouri
July 19, 2002